UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

STEAMPUNK WIZARDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	45-5440446
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11620 Wilshire Blvd, Office 43, Suite 900
West Wilshire Center, West Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

(310) 582-5939
(Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 29, 2016, Mr. Anton Lin, President, Chief Executive Officer, Chief Financial Officer, Secretary and Director of Steampunk Wizards, Inc. (the “Company”, or “we”, “us”) tendered his resignation from all positions of the Company. On January 29, 2016, the Company’s Board of Directors (the “Board”) accepted Mr. Lin’s resignation, effectively immediately. Mr. Lin’s resignation did not result from any disagreement regarding any matter related to the Company’s operations, policies or practices. Following his resignation, Mr. Lin’s agreed to be retained by the Company as a consultant for 30 days to assist the Company’s new Chief Executive Officer with the transition.

On the same day, the Board appointed Mr. Joshua O’Cock as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Director, effective immediately.

Joshua O’Cock is the Chief Executive Officer of Steampunk Wizards, Inc., the listed parent company of the Steampunk Wizards group.  Josh worked as the Chief Marketing Officer of Steampunk Wizards, Ltd. from the time of its inception in 2014 until his appointment as CEO in 2016.

Prior to joining Steampunk Wizards in 2014 Josh worked as Chief Marketing Officer for a 3D-printing company in Malta.  Josh has also worked in communications and marketing roles in London in both the arts and beverages sectors.

Josh graduated from the University of Manchester in the United Kingdom with a Bachelor’s Degree in Business Management and IT, and holds a Masters Degree in Information Systems, Organisations and Management from the University of Manchester Business School.  After completing his Masters Degree Josh spent two years working for the University of Manchester, running their social media marketing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Steampunk Wizards, Inc.

Date: February 4, 2016	By:	/s/ Joshua O’Cock
Joshua O’Cock Chief Executive Officer